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                     July 7, 2020

       Glenn Laken
       Chief Executive Officer
       CMG Holdings Group, Inc.
       2130 North Lincoln Park West 8N
       Chicago, IL 60614

                                                        Re: CMG Holdings Group,
Inc.
                                                            Amendment No. 3 to
Registration Statement on Form 10
                                                            Filed on June 25,
2020
                                                            File No. 000-51770

       Dear Mr. Laken:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Ben Borgers